Exhibit 4.21


                               [GRAPHIC OMITTED]


                              RETENTION AGREEMENT


MEMORANDUM OF AGREEMENT made in Mississauga, Ontario, as of August 13, 2001,


BETWEEN:

         Cedara Software Corp., a corporation incorporated under the laws of Ontario, having its principal place of business in Mississauga, Ontario,

         (hereinafter referred to as the "Corporation")

AND:

         Dr. Arun Menawat, domiciled and residing in Oakville, Ontario

         (hereinafter referred to as the "Executive")


         WHEREAS the Executive has been employed by the Corporation since August 3, 1999, and while so employed has rendered valuable service to the Corporation and has acquired an extensive knowledge of the Business (as hereinafter defined);

         AND WHEREAS the Executive desires to continue in the employ of the Corporation in the capacity hereinafter stated and for the period and on the terms and conditions set forth herein;

         AND WHEREAS the Corporation desires to retain and have the continued benefit of the Executive's knowledge and experience as an employee of the Corporation;

         AND WHEREAS the Corporation desires to recognize and compensate the Executive for additional duties and responsibilities that the Executive has undertaken since the commencement of his employment;

         AND WHEREAS the Corporation and the Executive desire to enter into this retention agreement (the "Agreement") to set forth the definitive terms and conditions of the continued employment of the Executive;

         AND WHEREAS the Agreement between the parties will commence on August 1, 2001 (the "Effective Date");

         NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

                                  ARTICLE 1
                                INTERPRETATION

Section 1.1  Definitions

         For the purpose of this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

         "Board" shall mean the Board of Directors of the Corporation.

         "Business" shall mean (i) the business of developing and marketing imaging software, software platforms, software systems and related services; (ii) any business hereafter conducted by the Corporation up to the termination of the Executive's employment; and (iii) any business that the Corporation is in the process of developing (as reflected in a written business plan) at the time of the termination of the Executive's employment.

         "Cause" shall mean any act or omission of the Executive which would in law permit a Corporation to, without notice or payment in lieu of notice, terminate the employment of an employee.

         "Disability" shall mean the Executive's inability to substantially fulfil his duties on behalf of the Corporation for a continuous period of six (6) months or more or the Executive's inability to substantially fulfil his duties on behalf of the Corporation for an aggregate period of six (6) months or more during any consecutive twelve (12) month period.

         "Effective Change of Control" shall mean either (a) any event as a result of or following which any Person beneficially owns or exercises control or direction over voting securities carrying 30% or more of the votes attached to all voting securities then outstanding or (b) the sale to a Person who is not affiliated with the Corporation within the meaning of the OBCA of assets at a price greater than or equal to 30% of the net assets of the Corporation other than the assets of Surgical Navigation Specialists Inc., as shown on a consolidated balance sheet for the Corporation at the end of the last completed quarter of the then current financial year or as at the end of the last completed financial year if the sale occurs during the first quarter of a financial year.

         "OBCA" shall mean the Ontario Business Corporations Act, as amended from time to time.

         "Stock Option Plan" shall mean the Corporation's Stock Option Plan No. 2, as amended or replaced from time to time.

                                  ARTICLE 2
                              SCOPE OF EMPLOYMENT

Section 2.1   Employment

         The Corporation acknowledges that the Executive has been employed since August 3, 1999. The Corporation hereby agrees to employ the Executive and the Executive hereby accepts such continued employment, in the position of President and Chief Operating Officer, on the terms and conditions herein contained as of and with effect from the Effective Date. During his employment, the Executive shall report to the Chairman and Chief Executive Officer of the Corporation unless otherwise notified in writing by the Board.

Section 2.2   Term

         This Agreement and the Executive's employment hereunder shall be deemed to commence on the Effective Date and shall continue for an indefinite term until terminated in accordance with the terms and conditions set forth in this Agreement.

Section 2.3   Duties

         During the term of this Agreement, the Executive shall:

         (a) perform those duties and responsibilities necessary or incidental to perform the functions of President and Chief Operating Officer;

         (b) devote to the business and affairs of the Corporation the whole of his working time, attention and ability, and will ensure that he is not at any time engaged in conduct which would interfere with the performance by the Executive of his duties under this Agreement or which would constitute a conflict with the interests of the Corporation;

         (c) use his reasonable best efforts to promote the interests of the Corporation and to improve and extend the business thereof; and

         (d) not incur any debt, liability or obligation or enter into any contract or agreement for, on behalf of, or in the name of the Corporation, other than in the ordinary course of business, unless duly authorized by the Board.

                                  ARTICLE 3
                         REMUNERATION OF THE EXECUTIVE

Section 3.1   Remuneration and Benefits

         As compensation for the performance by the Executive of his duties hereunder:

         (a) the Corporation shall pay to the Executive an annual base salary (the "Base Salary") at the rate of $ 400,000.00 per annum, payable in equal bi-weekly instalments in arrears, less applicable statutory deductions and withholdings. The Executive's Base Salary will be reviewed on an annual basis;

         (b) the Executive shall be entitled to participate in the Corporation's annual incentive program in accordance with the terms of the Annual Incentive Program in effect from time to time and as amended from time to time with a target participation of 50% of Base Salary.

         (c) the Executive shall be entitled to participate in the benefit plans which are made available to senior employees of the Corporation, in effect from time to time, in accordance with the terms of such plans;

         (d) the Corporation shall, upon presentation of itemized receipts, reimburse the Executive for all approved travel and other business expenses directly and reasonably incurred by the Executive in the performance of his duties, including reasonable approved travel and short-term accommodation expenses for trips as required;

         (e) the Executive shall be paid an annual car allowance in the amount of $10,800.00, payable in equal bi-weekly instalments;

         (f) a retention grant of 238,000 stock options immediately upon acceptance of the Agreement, at an exercise price per stock option of $2.00, such options vesting as to 80,000 on the first anniversary of the Effective Date, as to 80,000 on the second anniversary of the Effective Date, and as to 78,000 on the third anniversary of the Effective Date, all such options to expire on the fifth anniversary of the Effective Date. The terms and conditions of options are governed entirely by the terms of the Stock Option Plan. The Executive may qualify for further options grants through the Corporation's annual review of its options program that is usually concluded at the time of the Corporation's annual general meeting in December of each year;

         (g) continuation of current tax equalization arrangements under which the Executive received 100 percent tax equalization from date of hire to December 31, 2000 and will receive 66.6% of tax equalization from January 1 to December 31, 2001; and 33.3% of tax equalization from January 1 to December 31, 2002;

         (h) continuation of current financial consultation services arrangements, the Executive has received and will continue to receive up to $5,000.00 per annum for tax consultation and expenses related to the cost of filing during the period of tax equalization as set forth in (g) above.

Section 3.2   Vacation

         The Executive shall be entitled to 30 days paid vacation per annum to be taken at a time or times convenient to the Corporation. Such vacation entitlement shall be pro-rated for the period of employment during the 2001 calendar year. Unused vacation may be carried over as per the following schedule: zero to three years of service, 10 days; three years to five years of service, 15 days; five years and more of service, 20 days.

Section 3.3   D&O Insurance

         The Corporation shall maintain in full force and effect at all times during the duration of this Agreement a directors and officers insurance policy with coverage in an amount which the Board determines from time to time is appropriate for a business such as the Corporation.

                                  ARTICLE 4
                                  TERMINATION

Section 4.1   Termination

         This Agreement may be terminated by the Corporation at any time for the following reasons:

         (a)   for Cause, by written notice to the Executive;

         (b)   in the event of the death of the Executive;

         (c) in the event of a breach of this Agreement and/or the Employee Confidentiality and Intellectual Property Assignment Agreement by the Executive, as determined by the Corporation, where such violation has not been cured within two (2) weeks of written notice thereof by the Corporation to the Executive;

         (d) in the event of the Disability of the Executive, by written notice to the Executive; and

         (e) without Cause and other than for the reasons in subsection 4.1(b), (c) and (d), by paying to the Executive: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement and the value of the prorated vacation leave with pay for that portion of the year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination together with the value of such vacation carried over in accordance with Section 3.2; (ii) a lump sum amount equal to twenty-four months of Base Salary less applicable statutory deductions and withholdings; (iii) the monthly average of the previous year's bonus amount, if any, paid to the executive multiplied by the number of months of the severance term as set forth in (ii) above less statutory deductions and withholdings; (iv) continued participation in the benefit plans for the severance period as set forth in (ii) above; (v) an executive outplacement programme for one (1) year; and (vi) upon termination, vesting of stock options is accelerated and all options expire six months from the date of termination (subject to the terms and conditions of the Stock Option Plan).

Section 4.2   Payment Upon Termination

         Should this Agreement be terminated pursuant to Subsections 4.1(a),
(b), (c), or (d) or should the Executive resign from his employment pursuant to section 4.3, the Executive, or his estate, as the case may be, shall only be entitled, unless otherwise specified in this Agreement, to payment of the Executive's Base Salary earned up to the date of termination plus an amount equal to the sum of: (i) the value of the pro-rated vacation leave with pay for that portion of the year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination together with the value of such vacation carried over in accordance with Section 3.2; and (ii) the business expenses reasonably incurred by the Executive up to the date of termination. Should this Agreement be terminated pursuant to Subsection 4.1(b) or (d), the Executive, or his estate as the case may be, shall be paid a sum equal to the monthly average of the previous year's bonus amount, if any, paid to the Executive multiplied by the number of completed months of employment in the fiscal year in which the Executive's employment is terminated. For greater certainty, should this Agreement be terminated pursuant to Subsection 4.1(a) or (c) or Section 4.3, the Executive shall not be entitled to any bonus for any portion of the year in which the employment of the Executive is terminated that the Executive was actively employed. Nothing in this Section 4.2 shall be construed so as to terminate the Executive's participation in the Corporation's disability plans to the extent that he is receiving benefits thereunder at the date of termination, which continued participation shall be in accordance with the terms of such plans. The parties agree that notwithstanding this section 4.2, the Executive will not receive less than that which he is entitled to upon termination of employment in accordance with the Employment Standards Act (Ontario).

Section 4.3   Termination by Executive

         The Executive may resign from his employment by giving 30 days' written working notice (exclusive of vacation time) to the Corporation.

Section 4.4   Effective Change of Control

         Following an Effective Change of Control, and the termination without Cause of the employment of the Executive within eighteen (18) months of the date of the Effective Change of Control, the Corporation shall pay to the Executive, within 10 days following the date of the termination, and on account of the Effective Change of Control and the termination without Cause, an amount in a lump sum equal to: (i) any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement and the value of the prorated vacation leave with pay for that portion of the year in which the employment of the Executive hereunder is terminated that the Executive was actively employed, to the extent such vacation entitlement has not been used by the Executive at the time of termination together with the value of such vacation carried over in accordance with Section 3.2; (ii) a lump sum amount equal to twenty-four months of Base Salary, less applicable statutory deductions and withholdings; and (iii) an amount equal to the monthly average of the previous year's bonus amount, if any, paid to the executive multiplied by the number of months as set forth in section 4.1(e)(ii) multiplied by 1.5, less statutory deductions and withholdings; and (iv) all unvested options held by the Executive on the date of the Effective Change of Control shall vest on the date of termination of the employment of the Executive.

Section 4.5   Duties Upon Termination

         Following the termination of the Executive's employment for any reason whatsoever, the Executive hereby agrees to resign from any offices, positions and directorships which he may have or may have held with the Corporation.

                                   ARTICLE 5
                           CONFIDENTIAL INFORMATION

Section 5.1 Employee Confidentiality and Intellectual Property Assignment Agreement

         The Executive acknowledges his responsibilities and obligations as outlined in the Employee Confidentiality and Intellectual Property Assignment Agreement dated ______________, 2001.

                                  ARTICLE 6
                          PROPERTY OF THE CORPORATION

Section 6.1   Deliveries Upon Termination

         The Executive hereby agrees to return to the Corporation, immediately upon the termination of the employment of the Executive hereunder and without making copies or disclosing information relating thereto, any and all documents, equipment and other property belonging to the Corporation. Without restricting the generality of the foregoing, the Executive shall return all credit cards, identification cards and keys belonging to the Corporation.

                                  ARTICLE 7
                                    NOTICES

Section 7.1   Notices

         Any notice required or permitted to be given by a party hereto to the other shall be deemed validly given if personally delivered or mailed by registered prepaid post and addressed as follows:

   -     in the case of the Corporation to:

         Cedara Software Corp.
         6509 Airport Road
         Mississauga, Ontario
         L4V 1S7

         Attention:  Chief Executive Officer

   -     in the case of the Executive, to:

         Dr. Arun Menawat
         2412 Eighth Line
         Oakville, Ontario
         L6H 6S9

provided that a party hereto may from time to time notify the other in writing of a new address to which notices to it shall henceforth be sent until further notice in writing be given. Any notice shall be deemed to be effected (I) if personally delivered, on the date of receipt, or (ii) if mailed, on the fifth business day following the date of mailing. Notwithstanding the foregoing, if a strike or lockout of postal employees is in effect, or generally known to be impending, notice shall be effected by personal delivery.

                                  ARTICLE 8
                                 MISCELLANEOUS

Section 8.1   Assignment

         This Agreement may not be assigned by the Executive. The Executive acknowledges and agrees that the Corporation may assign this Agreement.

Section 8.2   Governing Law

         This Agreement is to be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 8.3   Severability

         If any provision of this Agreement is determined to be invalid, illegal or incapable of being enforced for any reason, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

Section 8.4   Entire Agreement

         This Agreement and the Employee Confidentiality and Intellectual Property Assignment Agreement dated August 3, 1999 and the Stock Option Plan, constitute the entire agreement between the parties with respect to the subject matter contemplated therein and supersede and replace any provision of any other document heretofore entered into by them with respect to the subject matter of this Agreement, the Employee Confidentiality and Intellectual Property Assignment Agreement and the Stock Option Plan. This Agreement shall not be amended except by a written instrument hereafter signed by the parties hereto.

Section 8.5   Waiver

         No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.6   Successors and Assigns

         This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the Corporation.

Section 8.7   Required Deductions For Withholdings

         The Corporation shall make such deductions and withholdings from any payments hereunder as may be required by law.

Section 8.8   Independent Legal Advice

         The Executive acknowledges that he has been advised to obtain, and that he has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and the Employee Confidentiality and Intellectual Property Assignment Agreement and that he understands the nature and consequences of this Agreement and the Employee Confidentiality and Intellectual Property Assignment Agreement.

Section 8.9   Acknowledgements

         The Executive acknowledges and accepts that the terms set out in
Section 4.1(e), provided that such terms are satisfied by the Corporation, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of his employment and the compliance by the Corporation with these terms will affect a full and complete release of the Corporation from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive's employment or the termination of such employment, other than those obligations specifically set out in this Agreement. In receiving a payment or payments pursuant to Section 4.1(e), the Executive voluntarily accepts such payment or payments for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid and specifically agrees to execute a formal release document to that effect in the form attached hereto as Schedule "A".

Section 8.10  Counterparts

         This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

SIGNED, SEALED AND DELIVERED    )
in the presence of              )
                                )
                                )
/s/ KERRI REID                  )    /s/ ARUN MENEWAT
--------------------------------     -----------------------------------------
Witness                         )
                                     ARUN MENAWAT


                                     CEDARA SOFTWARE CORP.
                                     Per:   /s/ MICHAEL M. GREENBERG
                                            -----------------------------------
                                     Name:  MICHAEL M. GREENBERG
                                     Title: CEO